Exhibit 99.3

                                    AGREEMENT



This Agreement is made as of April 21, 1998. Everest Properties II, LLC and its affiliates listed below ("Everest") are prepared to cooperate with Mark Grotewohl and his affiliated entity (the "Buyer") to complete a purchase of the properties (the "Properties") owned by the 5 Super 8 partnerships listed below (the "Partnerships") on the following conditions:

(1) The Partnerships will execute and deliver, concurrently with execution of the Purchase Agreement referred to below, the Exclusive Sales Agency Contract in the form attached hereto as Exhibit A.
(2) Not later than April 30, 1998, Buyer executes a Purchase Agreement (in a commercially reasonable from acceptable to Everest, incorporating the terms set forth in this paragraph) to acquire all of the Properties for the appraised values, payable in cash at closing. The Purchase Agreement will provide that the Properties will be acquired by Buyer in an "as is" condition and customary representations and warranties by the Buyer and the Partnerships. The Purchase Agreement will include the following terms: (a) all due diligence and receipt of a financing commitment (the "Buyer's Contingencies") will be satisfied not later than June 30, 1998; (b) Buyer will make a deposit (the "Deposit") of $150,000 to secure its performance under the Purchase Agreement on the later to occur of the date the Buyer's Contingencies are satisfied or the date Buyer is notified that the limited partners of the Partnerships have approved the transaction (the "LP Approval Date"); and (c) the Closing will occur on or before the later of July 15, 1998 or 30 days after the LP Approval Date. The dates referred to in 2(a) and 2(c) will be subject to commercially reasonable extensions. The Deposit will be non-refundable if Buyer fails to complete the Closing as set forth above, except if Buyer's lender fails to fund as permitted by the terms of the financing commitment, the Deposit will be refunded to Buyer.

(3) Buyer agrees to permit Everest to attempt to provide financing for acquisition of the Properties on terms which are to be provided to Everest by Buyer (such terms being comparable to the terms otherwise available to Buyer). Everest shall have 5 days following receipt of Buyer's term sheet, to produce a written proposal from a qualified lender accepting all key terms set forth by Buyer. If Everest's recommended lender provides financing for the acquisition of the Properties, Everest Financial, Inc. will be paid a 0.75% loan brokerage fee by Buyer at the Closing.

(4) The Partnerships will work diligently to file the proxy materials for the limited partners' approval of the transaction with Buyer with the SEC not later than April 30, 1998 and the Partnerships will work diligently to get the proxy materials approved, mailed to limited partners and obtain the affirmative vote of the limited partners to the transaction.

If the above conditions are satisfied, Everest will (a) vote the limited partnerships units owned in the Partnerships in favor of a sale to Buyer and (b) not inhibit, delay or discourage the Partnerships from obtaining limited partners' approval or the consummation of the proposed transaction.

The terms set forth herein shall be an amendment to our settlement agreement dated February 20, 1998.



                                        Grotewohl Management Services, Inc.



                                        By:  /s/  PHILIP B. GROTEWOHL
                                        -----------------------------
                                        Philip B. Grotewohl, Chairman
                                          As General Partner of
                                        Super 8 Motels, Ltd.,
                                        Super 8 Motels II, Ltd.,
                                        Super 8 Motels III, Ltd.,
                                        Super 8 Economy Lodging IV, Ltd.,
                                        Famous Host Lodging V, Ltd.



                                        /s/  MARK GROTEWOHL
                                        --------------------------------
                                        Mark Grotewohl, as an individual




                                        Everest Properties II, LLC
                                        Everest Properties, LLC



                                        By:  /s/  W. ROBERT KOHORST
                                        ----------------------------
                                        W. Robert Kohorst, President
                                          for itself and as a Manager of
                                        Everest Madison Investors, LLC
                                        Everest Lodging Investors, LLC
                                        KM Investments, LLC


                                        Everest Financial, Inc.



                                        By:  /s/  W. ROBERT KOHORST
                                        ----------------------------
                                        W. Robert Kohorst, President